Exhibit 10.3

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT is entered into as of January 1, 2007 (the “Effective Date”) by and between JASON BROWN (“Executive”) and ORGANIC HOLDING COMPANY, INC., a Delaware corporation (the “Company”).

In consideration of the mutual covenants in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.             Duties and Scope of Employment.

(a)           Position.  The Company shall employ Executive as its Chairman, President and Chief Executive Officer for the term of his employment under this Agreement (“Employment”).  Executive shall report to the Board of Directors (the “Board”) of the Company.

(b)           Obligations.  Executive shall devote his full business efforts and time to the Company and shall not render services to any other person or entity without the express prior approval of the Board.  Executive represents and warrants to the Company that he is under no contractual obligations or commitments inconsistent with his obligations under this Agreement.

2.             Cash and Incentive Compensation.

(a)           Salary.  The Company shall pay Executive as compensation for his services a base salary at an annual rate of $225,000, subject to annual increases by the Board.  Such salary shall be payable in accordance with the Company’s standard payroll procedures.  The annual compensation specified in this subsection (a) is referred to in this Agreement as “Base Compensation.”

(b)           Incentive Bonuses.  Executive shall be eligible for a cash bonus (the “Incentive Bonus”) of 35% of his Base Compensation per year.  The Board may, in its discretion, pay additional bonuses.  25% of the Incentive Bonus will be based on achievement by Executive of performance goals which will be mutually agreed upon by Executive and the Board each year, 25% of the Incentive Bonus will be subject to the discretion of the Board, and 50% of the Incentive Bonus will be based on achievement of performance goals by the Company.  All goals described in this paragraph shall be mutually agreed upon by Executive and the Board by February 28, 2007 (with respect to 2007) and by December 31, 2007 and each year thereafter (with respect to 2008 and each succeeding year).

(c)           Stock Option Award.

(i)            Effective upon the closing of the merger of the Company with a subsidiary of a publicly traded corporation (the “Parent Company”), the Company shall grant to Executive options to purchase shares of the Parent Company’s Common Stock equal to 5% of the outstanding shares of Common Stock of the Parent Company as of the effective date of such merger, calculated on a fully diluted basis (the “Stock Options”), which shall be incentive stock options to the extent possible under the Internal Revenue Code.  The exercise price per share under the Stock Options shall equal 110% of the value of one share of Common Stock of the Parent Company in the equity financing associated with the merger.  The Stock Options shall be granted in accordance with the terms and conditions of the Company’s 2007 Stock Option Plan.  Subject to subparagraph (ii) immediately below, 25% of the Stock Options shall vest after 12 months of employment, and the balance shall vest over the next 36 months for a total vesting period of 48 months.

(ii)           All of the Stock Options shall become vested if within twelve (12) months after the Company is subject to a Change in Control, the Company terminates Executive’s employment for any reason other than Cause, or if Executive terminates his employment for Good Reason (as defined below).  “Change in Control” shall mean (i) the consummation of a merger or consolidation of the Company with or into another entity or any other corporate reorganization, if more than 50% of the combined voting power of the continuing or surviving entity’s securities outstanding immediately after such merger, consolidation or other reorganization is owned by persons who were not stockholders of the Company immediately prior to such merger, consolidation or other reorganization; or (ii) the sale, transfer or other disposition of all or substantially all of the Company’s assets.  A transaction shall not constitute a Change in Control if its sole purpose is to change the state of the Company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.

3.             Executive Benefits.  During his employment, (i) Executive shall be entitled to 15 working days of vacation for each 12 months of employment, to be scheduled in advance; (ii) the Company shall pay the full cost of health, dental and vision coverage for Executive and his family (excluding any copayments), subject in each case to the generally applicable terms and conditions of the plan in question and to the determinations of any person or committee administering such plan (“Health Benefits”); and (iii) the Company will purchase and pay the premiums for an insurance policy or policies in an aggregate amount of not less than $4,000,000 insuring the life of Executive, the beneficiaries of which shall be selected by Executive.  Executive shall be paid for any unused vacation.  Commencing January 1, 2008, and continuing during the balance of the term of this Agreement, Executive shall be paid a car allowance of $750 per month.

4.             Business Expenses.  Executive shall be authorized to incur necessary and reasonable travel, entertainment and other business expenses in connection with his duties.   The Company shall reimburse Executive for all such expenses upon presentation of appropriate supporting documentation.

5.             Term of Employment.

(a)           Basic Rule.  The Company shall employ Executive during the period commencing on the Effective Date and ending on the third anniversary of the Effective Date (the “Expiration Date”), provided that (i) Executive’s employment may be terminated at any time as described below; and (ii) after the Expiration Date, this Agreement shall automatically renew for successive one (1) year terms unless either party gives the other written notice of its election not to renew this Agreement not less than ninety (90) days before the Expiration Date or any anniversary of the Expiration Date.

(b)           Involuntary Termination, Resignation or Death. The Company may terminate Executive with or without Cause (as defined below).  Executive may resign at any time and for any reason (or no reason) effective upon delivery of written notice of termination.  Executive’s Employment shall terminate automatically in the event of his death.

(c)           Rights Upon Termination.  Except as expressly provided in Section 6, upon the termination of Executive’s Employment, he shall only be entitled to the compensation, benefits and reimbursements described in Sections 2, 3 and 4 for the period preceding the effective date of the termination.

(d)           Termination of Agreement.  This Agreement shall terminate when all obligations of the parties hereunder have been satisfied.  The termination of this Agreement shall not limit or otherwise affect any of Executive’s obligations under Sections 7 and 8.

6.             Benefits Upon Resignation for Good Reason, Termination for Reasons Other than Cause, or Permanent Disability.

(a)           Eligibility for Termination Benefits.  This Section 6 shall apply if, during the term of this Agreement, the Company terminates Executive’s Employment because of Executive’s Permanent Disability (as defined below), for any other reason other than Cause (as defined below), or if Executive terminates his Employment for Good Reason.

(b)           Severance Payments and Benefits.  If this Section 6 applies, then the Company shall (i) continue to provide and pay for Health Benefits to Executive and his family for the Continuation Period (as defined below), (ii) immediately upon such termination, pay Executive a lump sum equal to his monthly compensation at the then-applicable monthly Base Compensation rate multiplied by the number of months in the Continuation Period, and (iii) except in the case of Executive’s Permanent Disability or termination for Cause, during the Continuation Period, provide Executive with outplacement services and assistance customarily provided to former chief executive officers of corporations whose shares are publicly traded, provided that the cost of such outplacement services and assistance shall not exceed $20,000.  The above described payments and actions shall be made or taken in exchange for a general release of all claims Executive and his successors may have against the Company in a form acceptable to the Company which Executive shall execute and deliver before any payment is made or benefit provided pursuant to this Section 6.

(c)           Definition of “Cause.”  For all purposes under this Agreement, “Cause” shall mean:

(i)            An unauthorized use or disclosure by Executive of the Company’s confidential information or trade secrets, which use or disclosure causes material harm to the Company;

(ii)           Executive’s conviction of, or plea of “guilty” or “no contest” to, a felony under the laws of the United States or any state thereof; or

(iii)          A continued failure by Executive to perform assigned duties, comply with the Company’s written policies or rules, or comply with any written agreement between the Company and the Executive, which continues for more than thirty (30) days after receiving written notification of such failure from the Board.

(d)           Definition of “Permanent Disability.”  For all purposes under this Agreement, “Permanent Disability” shall mean that Executive, when notice of termination is given, has failed to perform his duties under this Agreement for not less than 120 days (whether or not consecutive) in any 365-day period as a result of his incapacity due to physical or mental illness or injury.

(e)           Definition of “Good Reason.”  For all purposes under this Agreement, “Good Reason” shall mean that Executive voluntarily terminates his Employment after any of the following occur:

(i)            The assignment to Executive of any duties or responsibilities which result in any diminution or adverse change in Executive’s position, status or circumstances of employment;

(ii)           Any failure by the Company to continue in effect any benefit plan or arrangement, including incentive plans or plans to receive securities of the Company, in which Executive is participating, or the taking of any action by the Company which would adversely affect Executive’s participation in or reduce Executive’s benefits under such plans or arrangements;

(iii)          a relocation of Executive or the Company’s principal executive offices to a location more than 90 miles from the current location of the Company’s principal executive offices;

(iv)          any breach by the Company of any provision of this Agreement; or

(v)           any failure by the Company to obtain the assumption of this agreement by any successor or assign of the Company.

(f)            Definition of “Continuation Period.”  For all purposes under this Agreement “Continuation Period” shall mean a period commencing on the date of the termination of Employment and ending on the date which is twelve (12) months following the termination of Employment.

7.             Non-Competition and Non-Sollicitation.

(a)           Non-Competition.

(i)            While employed by the Company and for three (3) years after the termination of his Employment for any reason, Executive shall not, directly or indirectly, throughout the United States, (i) engage primarily in the business of selling prepared food either through cafes or corporate catering operations (the “Business”); (ii) render any services to any person or entity engaged in activities which compete with the Business; or (iii) become interested in any entity which competes with the Business in any capacity, including, without limitation, as an individual, partner, shareholder, officer, director, member, principal, employee, agent, trustee, consultant, creditor or financier.

(ii)           Executive shall not, directly or indirectly, assist or encourage any other person in carrying out, directly or indirectly, any activity that would be prohibited by the above provisions of this Section 7 if such activity were carried out by Executive, either directly or indirectly, and in particular Executive shall not, directly or indirectly, induce any employee of the Company to carry out, directly or indirectly, any such activity.

(iii)          Ownership by Executive, as a passive investment, of less than 1% of the outstanding shares of capital stock of any Company listed on a national securities exchange or publicly traded in the over-the-counter market shall not constitute a breach of this Section 7(a).

(b)           Non-Solicitation.  While employed by the Company and for the Non-Solicitation Period (as defined below), Executive shall not, either directly or indirectly, on his own behalf or in the service or on behalf of others (i) solicit or divert, or attempt to solicit or divert (A) any person then employed by the Company or (B) any person then serving as a sales representative of, or a consultant to the Company, or (ii) solicit, divert or do business with, or attempt to solicit, divert or do business with, any customer of or supplier to the Company.  For purposes of this Agreement, the “Non-Solicitation Period” shall mean the three (3) year period immediately after the termination of Executive’s Employment by Executive or by the Company.

8.             Nondisclosure.

Executive has previously entered into an Employee Proprietary Information and Inventions Assignment Agreement with the Company (the “Proprietary Information Agreement”), which is incorporated herein by reference.

9.             Successors.

(a)           Company’s Successors.  This Agreement shall be binding upon any successor (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets.  For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business and/or assets which becomes bound by this Agreement.

(b)           Executive’s Successors.  This Agreement and all rights of Executive hereunder shall inure to the benefit of, and be enforceable by, Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

10.           Miscellaneous Provisions.

(a)           Notice.  Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered mail, return receipt requested and postage prepaid.  In the case of Executive, mailed notices shall be addressed to him at the home address that he most recently communicated to the Company in writing.  In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Secretary.

(b)           Modifications and Waivers.  No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by Executive and by an authorized officer of the Company or other person designated by the Board.  No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(c)           Whole Agreement.  This Agreement supersedes any prior agreement between Executive and the Company in its entirety.  No other agreements, representations or understandings (whether oral or written and whether express or implied) which are not expressly set forth in this Agreement have been made or entered into by either party with respect to the subject matter hereof.  This Agreement and the Proprietary Information Agreement contain the entire understanding of the parties with respect to their subject matter.

(d)           Withholding Taxes.  All payments made under this Agreement shall be subject to reduction to reflect taxes and other charges required to be withheld by law.

(e)           Choice of Law.  The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Washington.

(f)            Severability.  The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

(g)           Arbitration.  Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled in Seattle, Washington, by arbitration in accordance with the JAMS Employment Arbitration Rules and Procedures.  The decision of the arbitrator shall be final and binding on the parties, and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.  The arbitrator shall be empowered to enter an equitable decree mandating specific enforcement of the terms of this Agreement.  The Company and Executive shall share equally all fees and expenses of the arbitrator; provided, however, that arbitrator shall award to the prevailing party all fees and expenses of the arbitrator and all of the legal fees and out-of-pocket expenses.

(h)           No Assignment.  This Agreement and all rights and obligations of Executive hereunder are personal to Executive and may not be transferred or assigned by Executive at any time.  The Company may assign its rights under this Agreement to any entity that assumes the Company’s obligations hereunder in connection with any sale or transfer of all or a substantial portion of the Company’s assets to such entity.

(i)            Counterparts.  This Agreement may be executed in two or more counterparts each of which shall be deemed an original, but all of which together shall constitute one and the same instrument,

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year first above written.

ORGANIC HOLDING COMPANY, INC. a Delaware corporation

By:
	Jason Brown, Chief Executive Officer	JASON BROWN

“Executive”
By:
Douglas Lioon, Director